Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 64 to the Registration Statement on Form N–1A of Fidelity Hereford Street Trust: Fidelity Flex Government Money Market Fund, Fidelity Government Money Market Fund, Fidelity Money Market Fund, and Fidelity Treasury Only Money Market Fund of our report dated June 14, 2021, relating to the financial statements and financial highlights included in the April 30, 2021 Annual Reports to Shareholders of the above referenced funds, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 21, 2021